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                                                               EXHIBIT 99.1


ACE Limited

FOR IMMEDIATE RELEASE

                                   Investor Contact:  Helen M. Wilson
                                                      Investor Relations
                                                      ACE Limited
                                                      (441) 299-9283


              ACE Limited Signs Definitive Agreement to Acquire
                      Westchester Specialty Group, Inc.
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HAMILTON, Bermuda, September 18, 1997 -- ACE Limited (NYSE: ACL) announced today that it has executed a definitive agreement with Talegen Holdings, Inc. for the acquisition by ACE of Westchester Specialty Group, Inc., a wholly owned subsidiary of Talegen. ACE will acquire Westchester through a newly-created U.S. holding company. Talegen is an indirect wholly owned subsidiary of Xerox Corporation. Westchester, through its insurance subsidiaries, provides specialty commercial property and umbrella liability coverages in the United States.

Under the terms of the agreement, ACE will purchase all of the outstanding capital stock of Westchester from Talegen for aggregate cash consideration of $333 million which, it is anticipated based on information currently available, will approximate the net asset value of Westchester at the time of closing. ACE anticipates that it will finance the acquisition with cash and bank debt.

In connection with the acquisition, National Indemnity, a subsidiary of Berkshire Hathaway, will provide $750 million (75 percent quota share of $1 billion) of reinsurance protection to Westchester with respect to Westchester's loss reserves for the 1996 and prior accident years. It is anticipated that the acquisition, which is subject to, among other matters, regulatory approval and other customary closing conditions, will be completed in early January.

Brian Duperreault, ACE's chairman, president and chief executive officer stated: "The acquisition of Westchester provides several important strategic benefits to ACE. There is immediate and broad access to the U.S. commercial property and casualty market through Westchester's existing 50 state licenses and extensive, long-standing relationships with many of the largest U.S. wholesale brokers. Through Westchester, ACE is also acquiring a strong balance sheet consisting of a very high quality investment portfolio.
These, when combined with a strong reserve position bolstered by substantial reinsurance protection from National Indemnity, create an excellent acquisition opportunity for ACE. Additionally, Westchester's high quality management team has an average of over 20 years of insurance industry experience."

Dominic Frederico, president of A.C.E. Insurance Company, Ltd. and an executive of ACE Limited observed: "Westchester is a further strategic step in ACE Limited's diversification process. The broadening of the client base as well as distribution capabilities provides an excellent platform for ACE's expansion."

Dennis Reding, chairman of the board and chief executive officer of Westchester added: "We are excited about becoming part of the ACE group of companies. We look forward to joining a dynamic organization with a global perspective."

Westchester is an insurance holding company based in Atlanta, Georgia.
Through Westchester Fire Insurance Company, Westchester Surplus Lines Insurance Company, Industrial Underwriters Insurance Company and its other subsidiaries, Westchester provides specialty commercial property and umbrella liability coverages in the United States. Westchester's products include: specialized inland marine, fire and commercial multi-peril coverages in the catastrophe and non-catastrophe markets; umbrella and excess coverages for products or completed operations; and premises, automobile and employers' liability coverages. Westchester's subsidiaries are licensed to operate in all 50 states and distribute their products through approximately 70 wholesale brokers, including many of the largest wholesale brokers in the United States.

Westchester was formed in 1993 through the merger of two former subsidiaries of Crum & Forster, Inc. as part of the restructuring of Talegen. During calendar year 1996, Westchester had $258 million of gross written premiums and $125 million of net written premiums.

The ACE group of companies provides insurance and reinsurance for a diverse group of international clients. ACE Limited, through its Bermuda-based subsidiaries, A.C.E. Insurance Company, Ltd., Corporate Officers & Directors Assurance Ltd. and Tempest Reinsurance Company Limited, provides excess liability insurance, directors and officers liability insurance, and property catastrophe reinsurance, as well as satellite, aviation, excess property, financial lines and political risk coverages. ACE also owns three Lloyd's managing agencies, Methuen Underwriting Limited, ACE London Aviation Limited and ACE London Underwriting Limited, and provides corporate capital to Lloyd's syndicates under their management. At June 30, 1997, ACE Limited had approximately $2.4 billion in shareholders' equity and over $4.8 billion in assets.


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